Exhibit 10.35

ORGANIZATIONAL RULES OF CRISPR THERAPEUTICS AG (ORGANISATIONSREGLEMENT)

1.	BASIS AND ORGANIZATION	2
2.	GENERAL PROVISIONS	2
3.	BOARD OF DIRECTORS	4
4.	CHAIRPERSON	9
5.	CEO	9
6.	EXECUTIVE COMMITTEE	10
7.	COMPENSATION COMMITTEE	11
8.	NOMINATION AND CORPORATE GOVERNANCE COMMITTEE	12
9.	AUDIT COMMITTEE	12
10.	INDEMNIFICATION	12
11.	FINAL PROVISIONS	13

1. BASIS AND ORGANIZATION

1.1 Basis

Based on Art. 22 of the Articles of Association of CRISPR Therapeutics AG (the Company) and Art. 716b of the Swiss Code of Obligations (CO), the board of directors has issued these organizational rules (the Organizational Rules).

1.2 Organization

The Organizational Rules govern the corporate organization as well as the duties, powers and responsibilities of the corporate bodies of the Company, namely:

•
the board of directors (the Board);
•
the chairperson of the Board (the Chairperson);
•
if and when appointed, the vice chairperson of the Board (the Vice Chairperson);
•
the committees of the Board (each a Committee);
•
the chief executive officer (the CEO);
•
the executive committee and its members (the Executive Committee);
•
the compensation committee (the CC);
•
the nominating and corporate governance committee of the Board (the NC); and
•
the audit committee of the Board (the AC).

The Board may adopt further regulations, guidelines and policies for specific areas.

2. GENERAL PROVISIONS

2.1 Duty of Care and Loyalty

The members of the Board and the Executive Committee must perform their duties with all due diligence, and safeguard and further the interests of the Company and its shareholders.

2.2 Duty of Confidentiality

Each member of the Board and the Executive Committee must, at all times, keep strictly confidential all information relating to the Company of which the member has learned during the exercise of his/her duties, except when disclosure is authorized by the Company or required by law, rule or regulation or pursuant to a legal proceeding or for information which is already in the public domain. This obligation continues after the expiration of the term of office or the resignation of the member. Upon termination of a member’s Board or Executive Committee membership, all business related files, documents and records of the Company must be returned to the Secretary (or the Secretary’s designee) or, at the Company’s election, destroyed, by a member no later than expiry of such member’s term of office or resignation.

2.3 Related Transactions

No member of the Board or the Executive Committee shall participate in the deliberations and resolutions on matters which affect, or reasonably might affect the interests of that member or of a person close to that member as set forth in the Company’s policy on related party transactions. All transactions and agreements between the Company, a member of the Board or the Executive Committee (or affiliated or related persons thereof) shall be in compliance with the Company’s policy on related party transactions and shall be approved by the AC and reported to the Board.

2.4 Insider Trading

The Company's insider trading policy applies to the members of the Board and the Executive Committee.

2.5 Conduct and Conflict of Interest

Each member of the Board and the Executive Committee must conduct him/herself in full compliance with all applicable laws, rules and regulations and may not commit illegal or unethical acts.

Each member of the Board and the Executive Committee should arrange his/her personal and business affairs so as to avoid, as far as possible, conflicts of interest with the Company.

Any circumstance that reasonably could be expected to give rise to a conflict of interest should be reported by the person in question promptly to the Company's compliance officer (the Compliance Officer), who may inform the Board or a chairperson of a committee of the Board as deemed appropriate. If involved in an actual or potential conflict of interest, each member of the Board or the Executive Committee must inform the Compliance Officer (or in case of the Compliance Officer being conflicted, the CEO) without delay.

For particular policies regarding conduct and conflicts of interest the Board has enacted a code of business conduct and ethics (the Code). Pursuant to the Code, the Board has delegated day-to-day responsibility for administering and interpreting the Code to the Compliance Officer.

2.6 Quorum

Meetings may be held in any location determined by the chairperson of the respective body. Meetings may also be held and resolutions adopted by electronic means (including telephone or videoconference) with or without venue applying Art. 713 and 701c-701f CO mutatis mutandis, with access offered to all members of the respective body. Unless stated otherwise in these Organizational Rules, the quorum for any meeting shall be half of the duly elected members.

No quorum is required, and the presence of one member is sufficient, when approving (for notarization purposes) the execution of a capital increase or of subsequent capital contributions and the corresponding change of the Articles of Association.

2.7 Resolutions

Resolutions shall be taken by the majority of the votes cast (abstentions not counted). In the case of a tie, the Chairperson (or if absent, the person chairing the meeting) shall have no casting vote, meaning the resolution is not passed.

Resolutions may also be taken in form of circular resolutions (including mail, e-mail or telefax), provided no Board member requests an oral debate. The passing of such circular resolution also requires a majority of the votes cast (abstentions not counted), unless one member requests by letter or email a resolution by a meeting / conference call as soon as possible but no later than five business days after becoming aware of the proposed resolution.

2.8 Secretary and Minutes

The Board shall appoint a corporate secretary (the Secretary), who does not need to be a member of an executive body of the Company or a Shareholder.

The Secretary reports directly to the Chairperson.

The Secretary or a designated taker of the minutes shall keep the minutes of meetings, which shall contain the deliberations and resolutions adopted at the meeting. The minutes shall be signed by the Chairperson and keeper of the minutes and shall be approved at the next physical meeting of the respective body.

Board members may examine the Board minutes of any meeting at any time.

2.9 Participation of Non-Members

Persons who are not members of the Board, the committees of the Board or the Executive Committee may participate in meetings of such bodies if such member’s expertise is required and if they have been invited by the chairperson of the body. Such persons shall not vote in any resolutions.

2.10 No Representation of Members

A Board or Executive Committee member who is not able to participate in a meeting of the Board, a Board committee or the Executive Committee may not be represented by either another member of the Board or by any other person.

3. BOARD OF DIRECTORS

3.1 Chairperson and Vice-Chairperson

The Chairperson is elected by the general meeting of the shareholders (the General Meeting) for a term of office until completion of the next ordinary General Meeting. If the office of the Chairperson is vacant, the Board shall appoint a new Chairperson from among its members for the remaining term of office.

The Board may appoint a Vice Chairperson from among its members.

3.2 Board Committees

The Board may elect one or more standing committees, including, without limitation, a NC and an AC. The Board has established three standing committees, the CC, the NC and the AC, as further described below in sections 7, 8 and 9. The members of the CC are elected by the General Meeting for a term of one business year until the end of the next ordinary General Meeting, and shall serve until they resign or are removed, or such individual’s term as a Board member expires and they are not re-elected for a subsequent term. In the case of a vacancy on the CC during the year the Board shall elect a member of the Board for the remaining term of office. The members of the NC and the AC are elected by the Board for a term of one business year until the end of the next ordinary General Meeting.

The Board may establish other permanent or non-permanent formal committees from time to time as the Board deems necessary or appropriate to assist the Board in discharging its duties. Unless specified in these Organizational Rules, the duties of such committees will be established in a charter or specified in the Board resolution creating such committee. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.

Unless stated otherwise in a committee charter approved by the Board or in a Board-approved regulation or decision, no Committees shall pass any resolutions but shall rather prepare and recommend resolutions to be passed by the full Board. However, no Dependent Board members may pass any resolution on the compensation of the members of the Executive Committee.

For purposes of this Section 3.2, a director who is not a "non- employee director" under Rule 16b-3 of the United States Securities Exchange Act of 1934 is a Dependent Board member.

3.3 Meetings of the Board

Meetings shall be called as often as required, but in any case at least four times per year (the Regular Board Meetings), by the Chairperson or the person designated by the Chairperson and shall be chaired by the Chairperson and in the event he/she is prevented from doing so, by the Vice Chairperson and in the event he/she is prevented from doing so, by any other member of the Board. In cases of urgency, any member of the Board may request an immediate meeting. This request must be made as far in advance as possible and shall include a statement of the reasons for such request.

Regular Board Meetings may be held at such hour, date and place as the Board may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted. The yearly meeting calendar indicating the meeting dates for the Regular Board Meetings shall be preliminarily fixed prior to the start of each calendar year.

In urgent matters, these formal requirements do not need to be met. In such a situation, the Board may pass a resolution if a majority of its members confirms the urgent character of the matter.

If all members of the Board agree to do so, they may also pass resolutions on matters which were not properly notified. Resolutions may be passed by electronic means (including telephone or videoconference). Resolutions may also be passed by way of circulation, provided that no member requests oral deliberation.

If the CEO is simultaneously a member of the Board, the Board shall hold, on an as needed basis, and in any case at least once per year, discussions in Board meetings without the presence of the CEO. The matters to be addressed during such meetings shall be matters such as the collaboration of the members of the Board with the CEO and the Executive Committee.

3.4 Functions and Powers of the Board

The Board is the highest executive body of the Company and is vested with the ultimate direction of the Company and is ultimately responsible for the business and affairs of the Company. The Board shall exercise such powers and perform such duties as required by law, the Articles of Association, the Organizational Rules and other regulations, directives, policies and guidelines.

The Board is responsible for the overall direction of the business of the Company and the supervision of the operational management. It issues guidelines and policies for the business and ensures that it is regularly informed about the course of business.

The Board has the power to make decisions and pass resolutions on all matters which are not expressly reserved, entrusted or vested in the General Meeting or delegated to any other corporate body or person by Swiss law, the respective Articles of Association or these Organizational Rules.

3.5 Delegation of Power

The Board delegates management entirely to the CEO unless Swiss law, the respective Articles of Association or these Organizational Rules provide otherwise.

The Board supervises, monitors and controls the management. The Board enacts guidelines for business policy and shall be regularly informed by the Executive Committee about the course of business.

The Board may assess its proper performance as well as the performance of the CEO and the Committees by periodic self-evaluations. The CC or NC shall oversee such evaluation process.

3.6 Non-transferable and Irrevocable Duties

Pursuant to the CO, the Board has the following non-transferable and inalienable duties:

a) overall governance of the Company including formulating the vision, mission, values, strategy and planning priorities and laying down guidelines for corporate policy and issuing the necessary instructions;

b) ensuring the appropriate organizational structure and processes to effectively and efficiently execute the agreed upon strategies and financial goals;

c) arranging the accounting, financial control and financial planning systems as required for the management of the Company;

d) appointing and dismissing the members of the Executive Committee as well as any other persons responsible for the management and the representation of the Company, and conferring signatory powers;

e) overall supervision of the persons responsible for the management of the Company, in particular with regard to such persons compliance with the law and any industry regulations, stock exchange requirements including reporting frameworks and standards, Articles of Association, internal regulations and directives;

f) preparing the annual report and the annual financial statements as well as convening and preparing the General Meeting and implementing its resolutions;

g) approving capital increases and amending the Articles of Association;

h) adopting the compensation report (which includes a separate report adopted by the CC) and submitting the compensation report to the General Meeting for a non-binding vote and requesting approval by the General Meeting of the compensation of the Board and the Executive Committee; and

i) filing an application for a debt restructuring moratorium and notifying the court in the event that the Company is overindebted.

3.7 Additional Duties and Competencies

The following require the approval of the Board:

a) adopt an annual budget and any material change to any such budget as amended from time to time;

b) any mergers, acquisitions, joint ventures, partnerships, alliances or licensing or any other material transaction not otherwise delegated to the Executive Committee, in each case, if any of the foregoing is (i) entered into outside the ordinary course of the Company’s business, (ii) not contemplated by the budget and (iii) material to the Company and its subsidiaries on a consolidated basis;

c) determine the compensation of the members of the Board and the Executive Committee within the framework set by the General Meeting; and

d) adopt and amend equity based plans.

The Board may enact an implementing policy regarding any of the foregoing.

3.8 Duties and Competences delegated to the CC

The approval of the following are hereby delegated to the CC:

a) establish principles of employee benefits (including, without limitation, equity benefits, cash bonus benefits, medical benefits, and retirement plans, employee pension fund, and employee insurance).

3.9 Duties and Competences delegated to the AC

The approval of the following are hereby delegated to the AC:

a) any transactions with a member of the Board, the Executive Committee or a known, material shareholder or a person related thereto (whereby the Board shall be informed about the decisions of the AC); and

b) any defending, protecting or interim activities in connection with legal actions, litigations or other official proceedings that may have a material effect on the Company’s financial statements or its compliance policies and procedures (whereby the Board and management shall be informed about any ongoing activities).

3.10 Reporting and Right to Information

Every single member of the Board may at any time request information about all matters of the Company and presentation of the records and books to the extent such information is required to exercise the Board's decisions. Outside of a Board meeting such request has to be addressed to the Chairperson.

In each meeting, the Board is to be informed by the CEO concerning all current matters, material developments in the Company's business and material deviations from the budget. Between meetings, the CEO shall inform the Board without delay of any developments in the Company's business that materially alters the risk profile of the Company as well as any other matters outside the ordinary course of business.

Outside meetings, any member may request information from the persons entrusted with managing the Company's business concerning the course of business and, with the Chairperson's authorization, specific transactions.

To the extent necessary to fulfill his/her duties, each Board member may request that the Chairperson authorizes an information, hearing or inspection regarding the books and records of the Company by an independent person. If the Chairperson rejects a request for information, hearing or inspection, the Board shall decide whether to grant such request.

3.11 Signatory Powers

The Board regulates the signatory power of the Company and grants such authorization; it may generally grant single signatory power so that one authorized signatory is required to sign on behalf of the Company.

3.12 Remuneration

As remuneration for the above stated obligations and responsibilities of the Board, the members of the Board shall receive a fixed annual board fee, independent of the business results, as well as remuneration in form of equity or equity linked instruments, which shall be within the maximum amount approved by the General Meeting. In addition, the members of the Board shall be reimbursed for their expenses.

Subject to the prior approval by the AC, in the event of a related party transaction, special services rendered by individual Board members, in particular the activity of the specifically delegated members of the Board pertaining to the management or supervision of group companies, may be compensated in an appropriate manner.

4. CHAIRPERSON

The Chairperson of the Board, and in his/her absence or incapacity the Vice Chairperson, shall have the following duties and powers:

a) lead and manage the Board, especially by establishing an appropriate structure and governance system of the Board enabling the Board to render its duties efficiently and in the best interest of the Company;

b) prepare, call and chair the Board meetings, including organize the agenda and the meeting materials provided to the Board members in advance of the meetings;

c) chair the General Meetings;

d) supervise the execution of and compliance with the resolutions adopted by the Board or the General Meeting;

e) ensure the information and reporting by the Executive Committee and any other persons entrusted with the management of the Company;

f) ensure immediate information of all Board members in case of extraordinary events;

g) handle information requests from other Board members in accordance with Art. 715a CO;

h) any other matters assigned or delegated to the Chairperson by law, the respective Articles of Associations, these Organizational Rules or Board resolution; and

i) after informing the CEO, attend meetings of the executive bodies of the Company of which he/she is not a member.

5. CEO

5.1 Basic principle

The CEO chairs and leads the Executive Committee. The CEO assists the Chairperson to prepare the meetings of the Board and implements its resolutions. The CEO can be a Board member or not a Board member. If the CEO is a Board member, he/she can neither be member of the CC, the NC nor of the AC.

The CEO is vested with all powers necessary for the performance of his/her duties, subject to the constraints of the overall budget.

5.2 Appointments

The CEO is appointed and dismissed by the Board, based on the proposals of the NC.

The employment terms of the CEO are determined by the Board upon a proposal of the CC.

5.3 Responsibilities and Duties

The CEO shall be responsible for:

a) the development of the business concept and the strategy of the Company to the attention of the Board;

b) the operative management of Company;

c) the organization and direction of the Executive Committee, in particular, supervise and coordinate the activities of the Executive Committee with reference to the business of the Company;

d) the financial results of the Company;

e) the implementation of the strategic orientation and other resolutions determined by the Board;

f) ensuring that the passed resolutions are assigned to the individual members of the Executive Committee for execution and monitor the implementation of such resolutions;

g) representing the Company vis-à-vis the shareholders and maintaining relations with shareholders and investors;

h) representing the Company vis-à-vis the public and media, in concert with the Chairperson; and

i) the compliance with all legal requirements of the capital markets (he/she may delegate this responsibility to the chief financial officer (the CFO).

The CEO may further sub-delegate parts of the executive management of the Company delegated to him/her pursuant to the Organizational Rules, as deemed necessary or appropriate, to the other members of the Executive Committee. The Board may give, from time to time, further guidelines to the CEO as to specific elements of operations.

6. EXECUTIVE COMMITTEE

6.1 Principles

The Executive Committee shall consist of the following individuals (in each case, as determined by the Board in its sole discretion): (i) CEO, as its chairperson; (ii) the CFO; (iii) the chief operating or business officer; (iv) the chief medical or scientific officer; (v) the chief legal officer; and (vi) any other “C-level” executive officer(s) designated by the Board.

6.2 Appointments

The members of the Executive Committee are appointed or dismissed by the Board after evaluation by the NC on the basis of the CEO's proposals.

The employment terms of the members of the Executive Committee are determined by the Board upon proposal of the CC.

6.3 Duties and responsibilities

The CEO is responsible for the organization and mode of operation of the Executive Committee. Accordingly, duties and responsibilities within the Executive Committee are determined by the CEO. Within the scope of these Organizational Rules, the members of the Executive Committee (other than the CEO) take over individual tasks and are individually responsible to the CEO for the performance of the tasks allocated to them.

The CFO shall be responsible for the implementation and monitoring of the investment policy enacted by the Board.

Each member of the Executive Committee has the right to have his/her views heard directly by the Board.

6.4 Incapacity of the CEO

If, and so long as, the CEO is incapacitated, the Chairperson shall assume the function of the CEO until the Board designates another member of the Board or the Executive Committee to assume the duties of the CEO.

7. COMPENSATION COMMITTEE

7.1 Constitution of the CC

The CC shall consist of at least 3 members, who are appointed by the General Meeting. The CC shall enact its own charter in order to specify its organization and tasks.

7.2 Tasks of the CC

The CC lays down guidelines for the remuneration of the members of the Board, the CEO and the Executive Committee, and shall submit these to the Board for approval.

It shall make recommendations to the Board as to the overall package of remuneration. The tasks of the CC may be further specified in its charter.

7.3 Information for the Board

The chairperson of the CC informs the members of the Board on a regular basis and notifies extraordinary incidents promptly. In discharging its responsibilities, the CC has unrestricted access to the Company's management, employees, books and records, and may consult with outside advisors.

8. NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

8.1 Constitution of the NC

The NC shall consist of at least 3 members. The Board appoints the members of the NC. The NC shall enact its own charter in order to specify its organization and tasks.

8.2 Tasks of the NC

The NC lays down guidelines for selecting candidates for election or re-election as members of the Board, its committees and the CEO, and makes arrangements to select such candidates. It shall further make recommendations to the Board as to the approval of the corporate governance report of the Company.

8.3 Information for the Board

The chairperson of the NC informs the members of the Board on a regular basis and notifies extraordinary incidents promptly.

9. AUDIT COMMITTEE

9.1 Constitution of the AC

The AC shall consist of at least 3 members, who are recommended to the Board by the NC. The Board appoints the members of the AC. The AC has enacted its own charter in order to specify its organization and tasks.

9.2 Tasks of the AC

The AC makes an independent assessment of the quality, independence and performance of the external auditors, as well as of the quality of the annual financial statements and their compliance with the applicable reporting standards. The tasks of the AC are further specified in its charter.

9.3 Information for the Board

The chairperson of the AC informs the members of the Board on a regular basis and notifies extraordinary incidents promptly.

10. INDEMNIFICATION

As far as is permissible under applicable law, the Company shall indemnify any current or former member of the Board, former members of the Executive Committee, or any person who is serving or has served at the request of the Company as a member of the Board or member of the Executive Committee (each individually, a Covered Person), against any expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, to which he or she was, is, or is threatened to be, made a party, or is otherwise involved (a Proceeding).

This provision shall not indemnify any Covered Person against any liability arising out of:

a) any fraud or dishonesty in the performance of such Covered Person's duty to the Company, or

b) such Covered Party's conscious, intentional or willful or grossly negligent breach of the obligation to act honestly and in good faith with a view to the best interests of the Company.

Notwithstanding the preceding sentence, this section shall not extend to any person holding the office of auditor or special auditor of the Company.

The particulars of the indemnification shall be regulated in an indemnification agreement between the Company and the Covered Person.

11. FINAL PROVISIONS

These Organizational Rules were adopted by the Board at the date written below and entered into force on the first day of listing. In individual cases, the Board may at any time adopt resolutions which deviate from these regulations. In the event of general changes, it shall amend these regulations.

Adopted by the Board of Directors on 3 June 2016, as amended on 6 December 2016 and as amended on 11 February 2025